949 South Coast Drive, Fourth Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

PACIFIC MERCANTILE BANCORP DECLARES $0.10 PER SHARE CASH DIVIDEND

Costa Mesa, Calif., February 11, 2008 – Pacific Mercantile Bancorp (NASDAQ: PMBC - News), the bank holding company for Pacific Mercantile Bank, today announced that its Board of Directors has approved the payment of a one time cash dividend in the amount of $0.10 per share, which will be paid on March 15, 2008 to all shareholders of record as of February 29, 2008.

“The declaration of this one-time cash dividend reflects our continued financial strength, our optimism about the Company’s future financial performance and our desire to reward our shareholders for their loyalty and support,” stated Raymond E. Dellerba, President and CEO of Pacific Mercantile. “As a Company, we are committed to maximizing the value of our shareholders’ investment in Pacific Mercantile,” continued Mr. Dellerba.

The Company’s policy continues to be to retain earnings to support future growth and, at the present time, there are no plans to declare any additional cash dividends, at least in the near-term. However, the Company’s Board of Directors intends from time to time to consider the advisability of paying additional dividends. Any such decision will be based on a number of factors, including the Company’s future financial performance, its available cash resources and any competing needs for cash that the Company may have. For these reasons, as well as others, there can be no assurance that the Company will pay dividends in the future.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to, the following:

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Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits.

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Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

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Changes in Federal Reserve Board monetary policies which directly affect prevailing market rates of interest and, therefore, could cause increases in our costs of funds and affect the willingness or ability of customers to borrow money, or decreases in interest rates we are able to charge on the loans we make, any of which could result in reductions in our net interest income and in our net income.

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The risk that adverse changes in economic conditions generally or in our market, or declines in real property values in Southern California, would result in deterioration in the performance of our loan portfolio or a reduction in loan demand.

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The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risks that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive, particularly with financial service businesses which are not subject to bank regulations.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission. Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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